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Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL TO ACQUIRE

SOUTHERN ANESTHESIA & SURGICAL

Strengthens Fast-Growing Pharmaceutical Business

Jacksonville, Florida (September 21, 2005) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that is has entered into a definitive agreement to acquire Southern Anesthesia & Surgical (“SAS”). Based in Columbia, South Carolina, SAS distributes controlled and non-controlled pharmaceuticals and medical supplies to office-based physicians and surgery centers in all 50 states. SAS currently generates approximately $50 million in annual revenue. The acquisition is expected to close by September 30, 2005. The Company noted that the acquisition would be financed from existing borrowing capacity. Terms of the transaction were not disclosed.

David A. Smith, President and Chief Executive Officer of PSS World Medical, Inc., commented, “SAS represents an exciting strategic acquisition for our Physician Business. SAS’ expertise in the distribution of controlled pharmaceuticals strengthens our industry-leading physician sales force and accelerates our penetration in this fast-growing segment. The addition of SAS’ South Carolina facility and staff for the distribution of these products improves the service offering to our physician customers and will increase our overall competency and effectiveness in serving this market.”

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s ability to integrate acquisitions and acquired assets and to realize an acceptable rate of return on acquired assets in future periods, and generally, the Company’s GAAP EPS, revenue, operating incomes and operating margins for continuing operations and discontinued operations for both the conso lidated company and for each of its businesses in fiscal year 2005; the expected operational cash flow in fiscal year 2005 and in fiscal years 2006 - 2008; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales during fiscal year 2006; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care and assisted living customers, our expectations for revenue, operating income, operating margin, cash flow from operations and earnings per share for fiscal year 2005, fiscal year 2006, and in fiscal years 2007 - 2008, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our vendors; our reliance on a limited number of elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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